                                                                    EXHIBIT 11
25-Mar-97
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
                         INTERNATIONAL LOTTERY, INC.
                      Computation of earnings per share

                                 Three months ended                  Year ended
                                    December 31,                     December 31,
                                1996            1995            1996            1995
                                ----            ----            ----            ----
Weighted average common         3,210,000       3,210,000       3,210,000       3,207,587
shares outstanding during
the period

Net income                       $726,384        $430,320      $1,320,597      $1,987,219

Net income per share                $0.23           $0.13           $0.41           $0.62


Assuming full dilution:

  Shares
  Weighted average common       3,210,000       3,210,000       3,210,000       3,207,587
  shares outstanding
  during the period

  Assuming exercise of              2,000          74,291           2,000          35,897
  options

  Weighted average common       3,212,000       3,284,291       3,212,000       3,243,484
  shares outstanding
  as adjusted

  Net income                     $726,384        $430,320      $1,320,597      $1,987,219

  Earnings per common               $0.23           $0.13           $0.41           $0.61
  share assuming full
  dilution
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